Exhibit 99.1


Subject: CMBS NEW ISSUE: GECMC 05-C4 *PUBLIC * STATUS #1

GE Commercial Mortgage Corporation, Commercial Mortgage Pass-Through Certificates, Series 2005-C4 $2.412B NEW ISSUE CMBS

Lead-Mgrs:        Banc of America Securities LLC / Deutsche Bank Securities
Co-Managers:      CSFB / JPMorgan / Merrill Lynch & Co.
Rating Agencies:  Standard & Poor's / Moody's


    Ratings        Class     WAL    Principal     Sub         Px
------------------------------------------------------------------------------
Class (S&P/MDY's) Size (1)  (yrs)    Window      Levels      Guid     Status
A-1    AAA/Aaa      27.3     3.00    1-58       30.000%      S+9a     SUBJECT
A-1D   AAA/Aaa      75.0     3.00   **NO LONGER AVAILABLE**
A-2FX  AAA/Aaa     100.0     4.90    58-60      30.000%      S+23-24  .60x
A-2FL  AAA/Aaa     125.9     4.90    58-60      30.000%      L+12a    OPEN
A-3    AAA/Aaa     222.1     6.73    79-82      30.000%      S+34a    .65X
A-SB   AAA/Aaa     141.1     7.42    60-113     30.000%      S+28a    .10X
A-4    AAA/Aaa     782.6     9.73    113-118    30.000%      S+30a    .40X
A-1A   AAA/Aaa     214.4     9.02  **NO LONGER AVAILABLE**
A-M    AAA/Aaa     241.2     9.90    118-119    20.000%      S+33a    .65X
A-J    AAA/Aaa     153.8     9.91    119-119    13.625%      S+40a    .10X
B      AA+/Aa1      24.1     9.91    119-119    12.625%      S+43a    .40X
C      AA/Aa2       30.2     9.91    119-120    11.375%      S+45a    .20X
D      AA-/Aa3      24.1     9.99    120-120    10.375%      S+48a    .60X
E      A/A2         45.2     9.99    120-120     8.500%      S+55a    .40X

Expected Timing
Launch / Price   - On or about December 1
Settlement       - Wednesday December 14th

Disclaimer:

This information has been prepared solely for information purposes and is not an offer to buy or sell or solicitation of an offer to buy or sell any security or instrument or to participate in any trading strategy. No representation or warranty can be given with respect to the accuracy or completeness of the information, or that any future offer of securities will conform to the terms hereof. If any such offer of securities is made, it will be made pursuant to a definitive Prospectus and Prospectus Supplement, prepared by the Depositor, which will contain material information not contained herein and to which prospective purchasers are referred. In the event of any such offering, this information shall be deemed superseded in its entirety by such Prospectus Prospectus Supplement. Copies of the final Prospectus and Prospectus Supplement may be obtained from Scott Waynebern/Heath Forusz (212-250-5149 - 60 Wall Street 3rd floor, NY, NY 10005) or Geordie Walker/Chris Springer (704-388-1597 - 214 North Tryon Street, Charlotte, NC 28255). The securities may not be sold, and offers to buy may not be accepted, until a final Prospectus Supplement can be delivered. Any decision to invest in such securities should be made only after reviewing such Prospectus and Prospectus Supplement. Banc of America Securities, LLC, Deutsche Bank Securities Inc. and the other underwriters (the "Underwriters") disclaim any and all liability relating to this information, including without limitation, any express or implied representations or warranties for, statements contained in, and omissions from, this information. This information should only be considered after reading the Statement Regarding Assumptions as to Securities, Pricing Estimates, and Other Information (the "Statement") which is attached. Do not use or rely on this information if you have not received the Statement. You may obtain a copy of the Statement from your sales representative.